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                                     EXHIBIT 99.2

                               DIEDRICH COFFEE, INC.
                               2144 MICHELSON DRIVE
                             IRVINE, CALIFORNIA  92612

                                  February 8, 1999


Alton W. McEwen
President and Chief Executive Officer
Coffee People, Inc.
11480 Commercial Parkway
Castroville, CA  95012

     Re:  Acquisition of Coffee People, Inc. by Diedrich Coffee, Inc.

Dear Mr. McEwen:

     This letter sets forth the terms of our agreement in principle with respect to the negotiation of a definitive agreement (the "Definitive Agreement") under which all of the issued and outstanding shares of Common Stock of Coffee People, Inc., an Oregon corporation ("CP") would be acquired by Diedrich Coffee, Inc., a Delaware corporation ("Diedrich"). Each of Diedrich and CP represent that this letter of intent has been approved by its respective Board of Directors.

     1. STRUCTURE. It is presently anticipated that the acquisition of all of the issued and outstanding shares of Common Stock of CP by Diedrich (the "Acquisition") would be structured as a merger of CP into a subsidiary of Diedrich in a transaction accounted for as a purchase. The consideration to be paid in the merger to the holders of the outstanding stock of CP would consist of cash and shares of Diedrich Common Stock in the aggregate amount set forth below. The consideration set forth below is based on an assumed capitalization of CP consisting of 10.75 million shares of CP common stock outstanding.

     The aggregate purchase price for all of the outstanding shares of capital stock of CP will be $35 million (the "Aggregate Consideration") and would be payable in cash and common stock of Diedrich as follows:

          (a) CASH. The cash portion of the Aggregate Consideration (the "Cash Consideration") would be $10.75 million plus the net proceeds of a public equity offering (up to $14.25 million) conducted by Diedrich after the execution of the Definitive Agreement and prior to the consummation of the Acquisition (the "Public Offering"); provided that in no event shall the Cash Consideration exceed $25 million. Diedrich agrees to use its reasonable best efforts to complete the Public Offering and further agrees that all of the net proceeds of the Public Offering (up to $14.25 million) will be paid to CP as part of the Cash Consideration.

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          (b)  ISSUANCE OF DIEDRICH COMMON STOCK AS PARTIAL CONSIDERATION.  A
portion of the Aggregate Consideration will be paid through the issuance of 1,667,000 shares of Diedrich Common Stock.

          (c) ISSUANCE OF DIEDRICH COMMON STOCK IN THE EVENT OF A PARTIAL PUBLIC OFFERING. In the event that Diedrich is unable to raise net proceeds of $14.25 million from the Public Offering at a price per share of $6.00 or more, a portion of the Aggregate Consideration may be paid with a number of shares of Diedrich Common Stock equal to the quotient of (i) $25 million less the Cash Consideration as set forth in subsection (a) above divided by (ii) the price per share to the public in the Public Offering (provided that such price per share shall not be less than $6.00).

     2. TERMS AND CONDITIONS. The transactions contemplated in this letter of intent would be subject to customary terms and conditions and such other terms and conditions as may be agreed upon by the parties, including, but not limited to:

          (a) the satisfaction by each party, in its sole discretion, with its due diligence review;

          (b)  approval of the merger by the shareholders of Diedrich and CP;

          (c) receipt of fairness opinions by Diedrich and CP from their respective investment bankers;

          (d)  execution of definitive documentation with respect to the merger;

          (e) if the Public Offering will not reasonably be consummated at a price per share to the public of at least $6.00 with net proceeds of at least $7 million, then either party may terminate the definitive agreement upon written notice to the other party;

          (f) receipt of a lock-up agreement from Second Cup Ltd. providing that the shares of Diedrich Common Stock issued to Second Cup will not be sold until the earlier of (i) the first anniversary of the closing date of the Acquisition or (ii) the sale by Diedrich's officers or directors of shares of Diedrich Common Stock in the aggregate equal to 5% of the outstanding shares and option shares of Diedrich's Common Stock held by all of them in the aggregate;

          (g) compliance with all applicable legal and regulatory requirements and receipt of all applicable regulatory approvals, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

          (h) receipt of any requisite consents by all lessors, lenders, suppliers, vendors, customers and other third parties having material agreements with CP that

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               may be breached or terminated as a result of, or materially altered by the consummation of, the Acquisition;

          (i) agreement by the parties with respect to the treatment of CP's outstanding stock options or other equity incentives in connection with the Acquisition;

          (j) no event shall have occurred prior to the consummation of the Acquisition which has had or will have a material adverse effect on the business, financial condition or results of operations of either CP or Diedrich; and

          (k) delivery to CP by Diedrich, prior to the execution of the Definitive Agreement, of one or more written financing commitments or evidence reasonably satisfactory to CP evidencing Diedrich's ability to fund the minimum Cash Consideration of $10.75 million described in Section 1(a).

     3. DEFINITIVE AGREEMENT. The parties will use their best efforts to prepare and execute as promptly as possible upon completion of their due diligence, but in any event not later than March 5, 1999, a Definitive Agreement embodying the terms of this letter and containing such other provisions as they and their respective counsel may deem appropriate. The Definitive Agreement shall contain representations and warranties customary in transactions of this nature. The Definitive Agreement will contain closing conditions customary in transactions of this nature including, but not limited to the conditions set forth above, fulfillment of covenants and agreements of each of the parties, receipt of required regulatory approvals and legal opinions. In addition, the Definitive Agreement will provide that each of the parties will use their reasonable efforts to consummate the Public Offering at a price per share to the public of at least $6.00 and that Second Cup, as the majority shareholder of CP, will be entitled to elect one of the seven members of the board of directors for so long as Second Cup owns at least 10% of the outstanding shares of Diedrich Common Stock.

     4. DUE DILIGENCE. Each party will permit the other, and its financial and legal representatives, to conduct a full and complete investigation and evaluation of the other party's businesses, will provide such assistance as is reasonably requested and will give access at reasonable times to all employees, officers, assets, records, documents, and properties related to the other party's business, assets and liabilities. Information obtained in such legal, financial and business due diligence will be subject to the Non-Disclosure Agreement, dated August 18, 1998, previously entered into by the parties. If either CP or Diedrich determines, in its sole discretion, not to proceed with the transactions contemplated herein, it shall notify the other party in writing, and upon delivery of such notice, this letter of intent shall terminate (except as set forth in Section 10 hereof) and all documentation and other information obtained by either party (other than publicly available information) shall be returned promptly.

     5. CONDUCT OF BUSINESS. From and after the date hereof until the termination of this letter of intent or until execution of a Definitive Agreement, each party will conduct its business only in the normal and ordinary course, in material compliance with all applicable contractual

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obligations, laws, rules and regulations, and in a manner consistent with past practice, custom and business operating strategy; provided that in no event shall either Diedrich or CP transfer or sell any material amount of their respective assets (other than the sale or franchise of stores in the Gloria Jeans' division).

     6. EXPENSES AND FEES. Diedrich and CP shall pay their respective transaction expenses (including fees and expenses of legal counsel, investment bankers and any other representatives or consultants) in connection with the transactions contemplated herein, whether such transactions are consummated or not.

     7.   EXCLUSIVITY AND NO SOLICITATION.

     (a) CP and Diedrich shall negotiate exclusively with each other for a period from the date of execution of this Letter of Intent through March 5, 1999 (the "Exclusive Period"). During the Exclusive Period, neither party shall, directly or indirectly, through any officer, director, agent or representative (including without limitation investment bankers, attorneys, accountants and consultants), or otherwise:

          (i) solicit, initiate or further the submission of proposals or offers from, or enter into any agreement with, any firm, corporation, partnership, association, group (as defined in Section 13(d)(3) of the Exchange Act) or other person or entity, individually or collectively (including without limitation any managers or other employees of the parties or any of their affiliates), other than Diedrich or CP, as applicable (a "Third Party"), relating to any acquisition or purchase of all or a material portion of the assets of, or any equity interest in, CP or any merger, consolidation or business combination with CP or relating to any acquisition or purchase of all or a material portion of the assets of, or any equity interest in, Diedrich or any merger, consolidation or business combination with Diedrich;

          (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any confidential information with respect thereto; or

          (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek to do any of the foregoing.

     (b) During the Exclusive Period, each of CP and Diedrich shall notify the other in writing within three days of receipt thereof if any such written proposal or offer, or any written inquiry or contact relating to a proposed offer or proposal with any Third Party, is made, and shall in any such notice, set forth in reasonable detail the identity of the Third Party and the terms and conditions of any proposal; provided, however, that neither CP nor Diedrich shall be required to provide any of the information required to be set forth in the notice as described in this Section 7(b) if, in the reasonable judgment of such company's board of directors, providing such information would result in a breach of or default under a confidentiality agreement to which such company is a party provided that, in such event, CP or Diedrich, as the case may be,

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shall still be required to provide a notice to the other with any information that is permitted, even if such information is limited to the fact that a written proposal or offer, or a written inquiry or contact relating to a proposed offer or proposal, has been received from an unidentified source.

     (c) Each of CP and Diedrich shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted prior to the date of this Agreement with respect to any of the foregoing.

     8.   ANNOUNCEMENTS.

     Except as may be required to comply with applicable securities laws, Diedrich and CP agree that neither shall issue any press release regarding the transactions contemplated hereby without the prior written consent of the other party, which shall not be unreasonably withheld or delayed. Notwithstanding the previous sentence, the parties acknowledge that each will make appropriate filings with the Securities and Exchange Commission following execution of this letter of intent.

     9.   CHOICE OF LAW.

     This letter of intent and the Definitive Agreement shall be governed by and construed and enforced in accordance with, the internal laws (excluding conflict of laws principles) of the State of California.

     10.  BINDING AND NON-BINDING EFFECT.

     This letter of intent is intended as a milestone in the negotiations and discussions between the parties and contains a record of their understanding to date of the scope and key elements of future relations between them. Nothing contained herein, however, shall create any legal right or obligation between Diedrich, CP or any other party, except as may be expressly set forth in this Section 10. Notwithstanding the foregoing, the Confidentiality Agreement and the provisions of Sections 6, 7, 8 and 10 and the last sentence of Section 4 of this letter of intent are intended to be binding and enforceable obligations of the parties. The Confidentiality Agreement and the provisions of Sections 6, 7, 8 and 10 and the last sentence of Section 4 of this letter of intent shall continue in full force and effect following the termination or expiration of this letter of intent.

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     Please indicate CP's acceptance of the foregoing by signing, dating and returning the enclosed copy of this letter to the undersigned.

                                   Very truly yours,

                                   DIEDRICH COFFEE, INC.


                                   By:  /s/ Timothy J. Ryan
                                       ---------------------------
                                        Timothy J. Ryan
                                        President and Chief Executive Officer



     Agreed and accepted this 8th day of February, 1999.


     COFFEE PEOPLE, INC.


     By:  /s/ Alton W. McEwen
        --------------------------
          Alton W. McEwen
          President and Chief Executive Officer

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